EXHIBIT 10.28

THE SHARE PURCHASE AGREEMENT FOR THE ACQUISITION OF BINGO.COM (UK) PLC DATED AUGUST 15, 2002.

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 15th day of August, 2002.

BETWEEN:
T.M. WILLIAMS, a businessman, residing at 203 Shakespeare Tower, The Barbican, London, EC2Y 8DR, United Kingdom.

(the “Vendor”)
AND:
BINGO.COM, INC., a Florida company with its head office located at Suite 1405, 1166 Alberni Street, Vancouver, British Columbia, Canada, V6E 3Z3.

(the “Purchaser”)

WHEREAS:

A.     The Vendor is the registered and beneficial owner of approximately 99% of the issued and outstanding Shares in the capital of Cellstop plc (the “Company”), being 499,990 Common Shares each with a par value of £0.10. (the “Shares”).

B.     The Company carries on business in the United Kingdom.

C.     The Vendor, as the registered and beneficial owner of the Shares, has agreed to sell and the Purchaser has agreed to purchase the Shares, on the terms and conditions contained in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements contained in this Agreement, the parties covenant and agree with each other as follows:

ARTICLE 1 — SCHEDULES

     1.1     The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be part of this Agreement:

1.	Financial Statements as at August 15, 2002; and

2.	Memorandum and Articles of Association of the Company.

ARTICLE 2 — DEFINITIONS

In this Agreement:

2.1     “Business” means the business of the Company in the United Kingdom.

2.2     “Closing Date” means such earlier or later date as may be mutually agreed upon by the parties.

2.3     “Financial Statements” means the financial statements of the Company as attached to this Agreement as Schedule 1.

2.4     “Time of Closing” means 10:00 a.m. (Vancouver Time) on the Closing Date.

ARTICLE 3 — PURCHASED SHARES AND PURCHASE PRICE

3.1     Purchased Shares

Subject to the terms and conditions of this Agreement and based on the representations and warranties of the Vendor set forth in this Agreement, on the Closing Date the Vendor will sell, assign and transfer to the Purchaser and the Purchaser will purchase from the Vendor the Shares for £40,000.00 (the “Purchase Price”), payable to the Vendor as provided in Article 3.2. The Purchase Price will be allocated equally per share.

3.2     Payment of Purchase Price

At the Time of Closing, will pay to the Vendor £20,000 of the Purchase Price with the balance of the Purchase Price, plus interest at the rate of 5% per annum on such balance, to be paid no later than six (6) months after the Closing Date.

ARTICLE 4 — VENDOR’S REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to and covenants with the Purchaser as follows:

4.1     The Company is a company duly incorporated and organized under the laws of England and Wales, is not a reporting company and is a valid and subsisting company in good standing with Companies House of England and Wales.

4.2     The Company carries on business only in the United Kingdom and does not carry on business in any other country.

4.3     The authorized capital of the Company is 50,000,000 Common Shares with a par value of £0.10 per Share, of which the 499,990 Shares constitute approximately 99% of the issued and outstanding share capital.

4.4     The Vendor owns the Shares as legal and beneficial owner, free and clear of all liens, claims, charges and encumbrances. The Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title to and ownership of the Shares to the Purchaser.

4.5     No person, firm or corporation has any agreement or option or any right capable of becoming an Agreement for the purchase of the Shares or any other shares in the capital of the Company or any right capable of becoming an Agreement for the purchase, subscription or issuance of any of the unissued Shares in the capital of the Company.

4.6     The Company has the corporate power to own the properties owned by it and to carry on the Business and is duly qualified to carry on business in the United Kingdom.

4.7     The Company holds all licenses and permits (including operating authorities) required for carrying on the Business in the manner in which it has heretofore been carried on and all such licenses and permits are in good standing.

4.8     The Financial Statements are true and correct in every material respect and present fairly the assets, liabilities and financial position of the Company as at August 15, 2002 and the results of its operations to that date, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year.

4.9     There are no liabilities, contingent or otherwise, of the Company which are not disclosed or reflected in Schedule 1 and the Company has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation. There are no liabilities of any other party capable of creating a lien or charge on any of the assets of the Company.

4.10     The Company is not indebted to the Vendor or any affiliate, director or officer of the Company.

4.11     No dividends or other distribution on any Shares in the capital of the Company have been made, declared or authorized.

4.12     No payments of any kind have been made or authorized to or on behalf of the Vendor or to or on behalf of officers, directors or shareholders of the Company.

4.13     Since incorporation on the 18th of August 2000:

a)	there has not been any material adverse change in the financial position or condition of the Company or any damages, loss or other change in circumstances materially affecting the Business or property of the Company or its right or capacity to carry on business;

b)	the Company has not waived or surrendered any right of material value;

c)	the Company has not discharged or satisfied or paid any lien or encumbrance or obligation or liability;

d)	the Business of the Company has been carried on in the ordinary course; and

e)	no capital expenditures have been authorized or made.

4.14     The Memorandum and Articles of Association of the Company are as attached in Schedule 2.

4.15     The Company does not have any contracts, agreements, collective agreements, pension plans, profit sharing plans, bonus plans, group insurance or similar plans, undertakings or arrangements whether oral, written or implied with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors or lawyers.

4.16     There is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Vendor threatened against or affecting the Company or before or by any governmental department, commission, board, bureau or agency.

4.17     The Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it.

4.18     The Company has good and marketable title to all its properties and assets, subject to no mortgage, deed of trust, lien, encumbrance or charge and all of such properties and assets are in good order and repair.

4.19     The Company has not experienced nor is it or the Vendor aware of any occurrence or event, which has had, or might reasonably be expected to have, a materially adverse effect on the Business or the results of its operations.

4.20     Neither the Vendor nor any officer, director or employee of the Company is now indebted or under obligation to the Company on any account.

4.21     All tax returns and reports of the Company required by law to be filed before the date of this Agreement have been filed and are substantially true, complete and correct. All taxes and other government charges have been paid and there will be no taxes or government charges in respect of the period ending June 30, 2002.

4.22     All material transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records.

4.23     The performance of this Agreement will not be in violation of the Memorandum or Articles of Association of the Company or of any agreement to which the Vendor or the Company is a party and will not give any person or company any right enjoyed by the Company and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature in favour of a third party upon or against the assets of the Company or the Shares or the violation of any law or regulation of the United Kingdom or any order or decree of any court or tribunal to which the Vendor or the Company is subject which could materially affect the Business or the Company or prevent the due and valid transfer of the Shares as provided in this Agreement.

4.24     The Company does not own, directly or indirectly, any shares or interests in any other company or firm.

4.25     The Vendor is a resident of the United Kingdom (as defined in the Income and Corporation Taxes Act 1988 of the United Kingdom).

4.26     This Agreement has been duly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable in accordance with its terms.

4.27     There is no difference between the tax value and the accounting value of the assets of the Business.

ARTICLE 5 — COVENANTS OF THE VENDOR

The Vendor covenants and agrees with the Purchaser as follows:

5.1     Consents

Both before and after the Closing Date, the Vendor shall use best efforts to assist the Purchaser in obtaining from all appropriate governmental or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for the Purchaser as are necessary or required in order to permit the sale, transfer and assignment of all of the right, title and interest of the Vendor in and to the Shares to the Purchaser.

5.2     Possession

At or before the Time of Closing, the Vendor shall deliver to the Purchaser possession of all books, records, book accounts, lists of suppliers and customers of the Company and all other documents, files, records and other data, financial or otherwise, relating to the Business.

5.3     Books and Records

The Vendor will permit the Purchaser, at any time up to the Closing Date, and its auditors, solicitors and other authorized persons, to make such investigation of the properties and assets of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable to familiar itself with such properties, assets and other matters and to have full access to the Business premises and to all records, documents and other information related to the Business and the Company, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements.

5.4     Interim Management — Positive Covenants

From the date of this Agreement to the Closing Date, the Vendor will cause the Company to carry on the Business in the ordinary and normal course, in a prudent, businesslike, and efficient manner and substantially in accordance with the procedures and practices in effect on August 15th, 2002.

5.5     Interim Management — Negative Covenants

From the date of this Agreement to the Closing Date, the Vendor will not, and will not permit the Company to, without the prior consent in writing of the Purchaser:

a)	purchase or sell, consume or otherwise dispose of any of its assets in connection with the Business;

b)	enter into any contract or assume or incur any liability relating to or in any way affecting the Business except in the ordinary course of business and which are not material;

c)	settle any accounts receivable of a material nature at less than face value net of the reserve for that account;

d)	waive or surrender any material right in connection with the Business;

e)	discharge, satisfy or pay any lien, encumbrance, obligation or liability in connection with the Business; or

f)	make any capital expenditures or commitment for any capital expenditures in connection with the Business.

5.6     Transfer of Shares

The Vendor will, at the Time of Closing, take all necessary steps and proceedings as approved by counsel for the Purchaser to permit the shares to be duly and regularly transferred to the Purchaser and registered in its name, free and clear of any liens, charges and encumbrances.

5.7     Resignations

The Vendor will cause all directors and officers of the Company to resign in favour of nominees of the Purchaser, such resignations to be effective as at the Closing Date.

5.8     Resolutions

On the Closing Date, the Vendor shall deliver to the Purchaser:

a)	certified copies of resolutions of the directors of the Company authorizing the transfer of the Shares to and the registration of the transfer of Shares in the name of the Purchaser and authorizing the issue of new share certificates;

b)	duly executed share certificates representing the Shares in the name of the Purchaser;

c)	all corporate records of the Company and its corporate seal;

5.9     Representations and Warranties

On the Closing Date, the representations and warranties of the Vendor contained in this Agreement will be true and correct as if made on and as of the Closing Date.

ARTICLE 6 — CONDITIONS OF CLOSING

6.1     The obligations of the Purchaser under this Agreement are subject to the following conditions for the exclusive benefit of the Purchaser being fulfilled in all material respects in the reasonable opinion of the Purchaser at the Time of Closing or waived by the Purchaser at or before the Time of Closing or agreed by the Vendor and the Purchaser to be indemnified for by the Vendor:

a)	the representations and warranties of the Vendor contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date;

c)	the Vendor shall have complied with all covenants this Agreement agreed to be performed or caused to be performed by it respectively on or before the Closing Date;

d)	the title of the Company to its assets free and clear of liens, charges and encumbrances, the legality of the incorporation and organization of the Company, the due creation and issuance as fully paid and non-assessable of the Shares, all corporate proceedings of the Company, its shareholders and directors, the right of the Company to carry on the Business and all other matters which in the opinion of the Purchaser are material in connection with the transactions of purchase and sale contemplated by this Agreement shall be subject to the favourable opinion of the Purchaser;

e)	no material loss or destruction of or damage to any of the assets of the Company shall have occurred between the date of this Agreement and the Time of Closing;

f)	no action or proceeding in the United Kingdom shall be pending or threatened by any person, company, firm governmental authority, regulatory body or agency to enjoin or prohibit:

i)	the purchase and sale of the Shares and other assets contemplated by this Agreement or the right of the Purchaser to own the Shares; or

ii)	the right of the Company to conduct its operations and carry on the Business in the normal course as the Business and its operations have been carried on in the past;

g)	the Company shall have the benefit of all licenses and permits, contracts and agreements necessary to permit it to carry on the Business as carried on by the Vendor.

6.2     If any of the conditions in Article 6.1 are not fulfilled or waived or indemnified for, the Purchaser on the Closing Date may rescind this Agreement by notice in writing to the Vendor. In such event, the Purchaser shall be released from all obligations under this Agreement, and the Vendor will also be released unless the Vendor was reasonably capable of causing such condition or conditions to be fulfilled or the Vendor has breached any of its representations, warranties, covenants or agreements in this Agreement. The Purchaser shall be repaid the monies paid under Article 3.2.

6.3     The conditions in Article 6.1 may be waived in whole or in part without prejudice to any right of rescission in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

ARTICLE 7 — CLOSING ARRANGEMENTS

7.1     Place

The Closing shall take place at the Time of Closing at London, United Kingdom.

7.2     Share Certificate/Payment

At the Time of Closing, upon fulfilment of all conditions set out in Article 6 which have not been waived in the manner provided in Article 6.3, the Vendor shall deliver to the Purchaser certificates respecting all the Shares and will cause such Shares to be duly and regularly recorded in the name of the Purchaser, whereupon, subject to all other terms and conditions hereof being complied with, the Purchase Price shall be paid and satisfied in the manner provided in Article 3.

ARTICLE 8 — GENERAL

8.1     Reliance

The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement and that no information which is now known, which may become known or which could upon investigation have become known to the Purchaser or the Company or any of their present or future officers, directors or professional advisors shall in any way limit or extinguish any rights any of them may have against the Vendor, including without limitation, any right to indemnity under Article 8.2 of this Agreement.

8.2     Indemnification

The Vendor covenants and agrees to indemnify and save harmless the Purchaser and the Company from any loss, damages, liabilities, costs and expenses (including without limitation any tax liability) suffered by the Purchaser or the Company directly or indirectly as a result of or arising out of any breach of representation, warranty, covenant or agreement of the Vendor contained in this Agreement or any document or certificate delivered under this Agreement.

8.3     Commissions, Legal Fees

Each of the parties will bear the fees and disbursements of the respective lawyers, accountants and consultants engaged by them respectively in connection with this Agreement and will not cause or permit any such fees or disbursements to be charged to the Company before the Closing Date.

8.4     Notices

Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendor:

203 Shakespeare Tower, The Barbican, London, EC2Y 8DR, United Kingdom

To the Purchaser:

Suite 1405, 1166 Alberni Street, Vancouver, British Columbia, Canada, V6E 3Z3

or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed, on the fifth (5th) business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

8.5     Time of Essence

Time shall be of the essence of this Agreement.

8.6     Further Assurances

Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Shares.

8.7     Proper Law

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of the Province of British Columbia, Canada.

8.8     Benefit and Binding Nature of the Agreement

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

Signed by T.M. Williams in the presence of: /S/ G. J. Coogan	) ) ) ) ) ) ) ) ) ) ) )	/S/ T. M. Williams T.M. Williams

By Bingo.com, Inc. Per: /S/ H. W. Bromley Authorized Signatory

SCHEDULE 1

Financial Statements

SCHEDULE 2

Memorandum and Articles of Association of the Company